Preliminary Proxy Statement


                             SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant __X__

Filed by a party other than the Registrant  _____

Check the appropriate box:

__X__Preliminary Proxy Statement

_____Definitive Proxy Statement

_____Definitive Additional Materials

__X__Soliciting Material Pursuant to &ordm; 240.14a-11(c) or & 240.14a-12

                              HOLLY HOLDINGS, INC.
               (Name of Registrant as Specified in its Charter)
                              HOLLY HOLDINGS, INC.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
__X__No filing fee required.
_____$125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i) or 14a-6(j)(2).
_____$500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).
_____Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.     Title of each class of securities to which transaction applies:
      _____________________________________________________________________

      2.     Aggregate number of securities to which transaction applies:
      _____________________________________________________________________

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      _____________________________________________________________________

      4.     Proposed maximum aggregate value of transaction:
      _____________________________________________________________________

_____Check box if any part of the fee is offset as provided by Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.     Amount Previously Paid:
      _____________________________________________________________________

      2.     Form, Schedule or Registration Statement No.:
      _____________________________________________________________________

      3.     Filing Party:
      _____________________________________________________________________

      4.     Date Filed:
      _____________________________________________________________________

                                                           PRELIMINARY

                              HOLLY HOLDINGS, INC.
                          200 Monument Road, Suite 10
                              Bala Cynwyd, PA 19004


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                                                April 7, 1997


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of HOLLY HOLDINGS, INC., a New Jersey Corporation (the "Company"), will be held at the Company's offices at 200 Monument Road, Suite 10, Bala Cynwyd, Pennsylvania on April 30, 1997, at 11:00 a.m., local time, for the following purposes:

1. To consider and act upon a proposal to issue one-half of one share of the Company's Common Stock in exchange for one share of the Company's Series D Preferred Stock and to amend the Company&AElig;s Certificate of Incorporation to delete any reference to, or any provision for, the class of authorized stock designated as Series D Preferred Stock;

2. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 24, 1997 as the record date for the Meeting. Only holders of record of the Company's Series D Preferred Stock on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at this Meeting.

Please sign, date and mail the enclosed proxy promptly in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

     THE COMPANY URGES THAT AS MANY STOCKHOLDERS AS POSSIBLE BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT AND THEN FILL IN, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. IF YOU ARE PRESENT IN PERSON AT THE MEETING, YOU MAY VOTE IN PERSON REGARDLESS OF HAVING SENT IN YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING AND YOUR PROMPTNESS WILL ASSIST US IN PREPARATIONS FOR THE MEETING.

                                           By Order of the Board of Directors


                                           Larry S. Berman
                                           Chairman, CEO & Secretar

                                                                   PRELIMINARY

                               Holly Holdings, Inc.
                           200 Monument Road, Suite 10
                              Bala Cynwyd, PA 19004
                          ______________________________

                                 PROXY STATEMENT
                                      FOR
                          SPECIAL MEETING OF SHAREHOLDERS

                                  April 30, 1997
                          _______________________________

                                   INTRODUCTION
     This Proxy Statement is being furnished to shareholders by the Board of Directors of Holly Holdings, Inc., a New Jersey Corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at a Special Meeting of Shareholders of the Company (the "Meeting") to be held at the Company's offices at 200 Monument Road, Suite 10, Bala Cynwyd, Pennsylvania, on Wednesday, April 30, 1997 at 11:00 a.m., local time, or at any adjournments thereof.

     One of the proposals to be considered at the Meeting involves a transaction which will cause the Company's Series D Preferred Stock to no longer be listed on the Boston Stock Exchange or be quoted on an interdealer quotation system of a national securities association. Accordingly the recipient of this Proxy Statement is advised that:

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to shareholders is April 7, 1997.

                   RECORD DATE AND VOTING SECURITIES

     Only holders of Series D Preferred Stock of record at the close of business on March 24, 1997, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof. As of the close of business on the Record Date, there were 389,975 shares of Series D Preferred Stock, no par value ("Series D Preferred Stock"), outstanding. There is no other class of securities of the Company entitled to vote for proposal 1.

     The holders of the outstanding shares of Series D Preferred Stock entitled to cast a majority of votes represented by such shares, present in person or by proxy, will constitute a quorum at the Meeting for purposes of voting on proposal 1. The affirmative vote of a majority of the shares of Series D Preferred Stock entitled to vote is required for the approval of proposal 1.

     All votes will be tabulated by the inspector of election appointed at the Meeting who will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes. Under New Jersey law, any proxy submitted and containing an abstention or broker non-vote will not be counted as a vote cast on any matter to which it relates. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Meeting.

                               VOTING OF PROXIES

     Shares of Series D Preferred Stock entitled to vote at the Meeting represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy of the holders of Series D Preferred Stock, the Proxy represented thereby will be voted for the proposal to amend the Company's Certificate of Incorporation to eliminate the Company's Series D Preferred Stock. The execution of a Proxy will in no way affect a shareholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a shareholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented at the Meeting, or if the shareholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation.

                            SECURITY OWNERSHIP

     As of March 24, 1997, the Company is not aware of any person who is the beneficial owner of more than five percent of the Series D Preferred Stock. No director or executive officer of the Company has any beneficial interest in any shares of Series D Preferred Stock. The address for directors and executive officers of the Company is 200 Monument Road, Suite 10, Bala Cynwyd, PA 19004. As of March 24, 1997 there were 389,975 shares of Series D Preferred Stock outstanding.

                               PROPOSAL NO. 1


       TO APPROVE THE ISSUANCE OF ONE-HALF OF ONE SHARE OF THE COMPANY'S
            COMMON STOCK IN EXCHANGE FOR ONE SHARE OF THE COMPANY'S
        SERIES D PREFERRED STOCK AND TO AMEND THE COMPANY'S CERTIFICATE
         OF INCORPORATION TO DELETE ANY REFERENCE TO, OR ANY PROVISION
              FOR THE CLASS OF AUTHORIZED STOCK DESIGNATED AS
                          SERIES D PREFERRED STOCK


GENERAL

     In November 1994, the Company issued 402,500 shares of Series D 10% Cumulative Convertible Non-Redeemable Preferred Stock in an underwritten public offering at $10 per share. At the present time there are 389,975 shares of Series D Preferred Stock outstanding held by approximately 24 recordholders.

     At the annual meeting of shareholders held on December 20, 1996 (the "Annual Meeting") a majority of the shareholders approved the following: the election of the board of directors; an amendment to the Company's Certificate of Incorporation to change the name of the Company to "Holly Holdings, Inc."; an amendment to the Company's Certificate of Incorporation to reflect a one-for-ten reverse split of the Company's Common Stock; an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 50,000,000 to 150,000,000; the Holly Holdings 1996 Stock Option Plan; and the selection of Moore, Stephens CPA as the Company's Independent Certified Public Accountants for the fiscal year ended March 31, 1997. The Company did not receive a sufficient number of votes from the holders of the Series D Preferred Stock to approve a proposal to eliminate the Series D Preferred Stock (such proposal was equivalent to the terms of proposal 1 herein, after taking into account the one for ten reverse stock split of the Company's Common Stock). The Certificate of Designation for the Series D Preferred Stock provides that in order to pass such a proposal, an affirmative vote of a majority of the outstanding shares of Series D Preferred Stock is necessary. At the Annual Meeting approximately 80% of the votes received from the holders of Series D Preferred Stock were in the affirmative, but this did not constitute a majority of the outstanding shares of Series D Preferred Stock and thus the matter was not approved.

     The Board of Directors has unanimously adopted, subject to the Series D Preferred stockholders approval, a resolution proposing to recapitalize the Company by deleting any reference to, or any provision for Series D Preferred Stock in the Company's Certificate of Incorporation (the "Recapitalization"). The Recapitalization, if approved, will be accomplished by the filing of the Certificate of Amendment and an exchange offer whereby the Company will exchange one-half of one share of Common Stock for one share of the Company's Series D Preferred Stock. Reference is hereby made to the Proposed Certificate of Amendment annexed hereto as Exhibit A.

     The purpose of this proposal is to simplify the Company's capital structure, to streamline the Company's voting procedures, to eliminate accrued dividends which the Company at the present time is not legally permitted to pay, and to simplify and facilitate the issuance of additional securities, if, when and to what extent desired by the Company.

     As of the Record Date, the Company's authorized capital consists of:
150,000,000 shares of Common Stock, no par value, of which 4,913,355 shares were issued and outstanding, and 2,000,000 shares of Preferred Stock, of which 450,000 are designated as Series D, and 1,050,000 are designated Series Z. There were 389,975 shares of Series D Preferred Stock, and 1,013,628 shares of Series Z Preferred Stock issued and outstanding as of the Record Date.
Neither the Company nor any affiliate has purchased any shares of Series D Preferred Stock. Accordingly, neither the Company nor any affiliate, associate, majority owned subsidiary, has any beneficial interest in any shares of Series D Preferred Stock. The following discussion of Voting Rights, Dividends and Distributions, and Convertibility of shares of Series D Preferred Stock is qualified in its entirety by reference to the Company's Certificate of the Designation, Powers, Preferences and Rights of the Series D 10% Cumulative Convertible Non-Redeemable Preferred Stock filed with the Secretary of State of the State of New Jersey on October 14, 1994.


VOTING AND APPRAISAL RIGHTS

     Holders of the Series D Preferred Stock do not have any voting rights except for matters in which a vote of the Series D Preferred Stock is required by law and for matters involving (i) the increase or decrease in the aggregate number of authorized shares of Series D Preferred Stock, (ii) the increase or decrease in the par value of the Series D Preferred Stock, or (iii) the alteration of the preferences, powers or rights of the Series D Preferred Stock so as to affect them adversely. In the foregoing cases, the holders of the Series D Preferred Stock, voting as a class, are entitled to one vote per share, in the same manner as the Common Stock. The holders of the Series D Preferred Stock are not entitled to appraisal rights.

DIVIDENDS AND DISTRIBUTIONS

     The holders of the shares of the Series D Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the annual rate of $1.00 per share, in preference to dividends on Junior Securities (the Common Stock and all such equity securities of the Company to which the Series D ranks prior). No dividends are paid to the Series D Stockholders unless all accrued and unpaid dividends on all outstanding shares of Senior Securities have been or will be declared and paid or set apart for payment, without interest. Each such dividend is fully cumulative and accrues (whether or not declared), without interest. As of the Record Date, $140,875 of dividends have been paid to holders of Series D Preferred Stock and approximately $800,000 of dividends have been accrued, but not declared or paid.

     Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series D Preferred shares are entitled to a return of an amount in cash equal to $10.00 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon (aggregating approximately $800,000 or $2.05 per share), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, provided, however, that the holders of outstanding shares of Series D Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities, if any, shall have been paid in full.


CONVERTIBILITY

     Currently, the Series D Preferred Stock is convertible, at the holders option, into one-fifth of one fully paid, non-assessable share of the Company's Common Stock.


EFFECTS OF THE RECAPITALIZATION ON THE HOLDERS OF SERIES D PREFERRED STOCK

     If the Recapitalization is approved, each outstanding share of Series D Preferred Stock will be converted into one-half share of Common Stock (or each two shares of Series D Preferred Stock outstanding shall be converted into one share of Common Stock) from and after the effective time of the amendment effectuating the Recapitalization. Accordingly, holders of the Series D Preferred Stock will automatically become holders of Common Stock, and as such will lose the special rights and preferences of the Series D Preferred Stock as discussed above, including any right to accrued but undeclared dividends. The Company's Transfer Agent will be directed to treat certificates representing shares of the Series D Preferred Stock as representing shares of Common Stock from and after the effective time of the Recapitalization and new certificates will be issued in the form of certificates representing shares of Common Stock upon the presentation of Series D Preferred Stock Certificates presented for transfer or exchange.


CERTAIN MARKET INFORMATION

     The Company's Series D Preferred Stock is currently traded on the NASDAQ SmallCap Market and Boston Stock Exchange under the respective symbols "HOPRP" and "HOPP".

     The following table sets forth the high and low bid prices for such security as reported by the NASDAQ SmallCap Market during the quarter ended as indicated:

     Period                                   High               Low

     December 31, 1994                        $16               $11

     1995
     March 31, 1995                            16                10
     June 30, 1995                             15 1/4            10
     September 30, 1995                        12                 5 1/2
     December 31, 1995                          8                 2 1/4

     1996
     March 31, 1996                             6                 2 5/8
     June 30, 1996                              4 1/2             2 3/4
     September 30, 1996                         2                   3/4
     December 31, 1996                          2                   3/8

     On February 19, 1997, the closing bid price of the Series D Preferred Stock as reported by NASDAQ was $1.00.


PURPOSE OF RECAPITALIZATION

     The outstanding shares of Series D Preferred Stock constitute a very small proportion of the Company's capital structure. Notwithstanding the small size of this class of securities, the Board of Directors believes that the existence of the Series D Preferred Stock together with the accrued but unpaid dividend has a disproportionate negative impact upon the ability of the Company to raise additional equity capital. It is believed that the simplification of the capital structure resulting from the proposed elimination will facilitate the issuance of additional equity securities and, to the extent thought desirable by the Board, enable the Company to raise capital through the issuance of such additional equity securities more efficiently and economically. There can be no assurance that any offering will be attempted or, if attempted, that it will be successful. The elimination of the Series D Preferred Stock will also streamline and lessen the cost of shareholder votes on items which would otherwise require a class vote by holders of the Series D Preferred Stock.

     The Board of Directors considered several alternatives to the Recapitalization including offering a lesser number of shares of Common Stock in exchange for Series D Preferred Stock and proposing a cash redemption. The Company is not presently in a position to pay what the Board of Directors deems to be a reasonable cash redemption.


TAX CONSEQUENCES

     If the proposal regarding the elimination of the Series D Preferred Stock and its exchange into Common Stock is approved, the conversion of the Series D Preferred Stock into Common Stock pursuant to the Amended Certificate of Incorporation would be treated as a recapitalization under Section 368 of the Internal Revenue Code. Accordingly, neither the Company nor its shareholders would recognize gain or loss for federal income tax purposes, except that a shareholder who receives cash in lieu of fractional shares would be taxed on the receipt of the cash as though same were a dividend (ordinary income). Each shareholder's basis in, and holding period for, his shares of Series D Preferred Stock prior to the conversion would carry over to the Common Stock received upon the conversion.

     The foregoing is only a brief summary of the anticipated tax effects of the proposed reclassification under current federal law. Shareholders are encouraged to consult with their own tax advisors regarding the effects of these transactions under applicable federal, state, local and foreign tax laws and regulations.


FAIRNESS OF THE RECAPITALIZATION

     The Board of Directors believes the Recapitalization is fair to holders of the Series D Preferred Stock and Common Stock taken as a whole. The principal factors considered in determining the fairness of the Recapitalization are the historical and current market prices of the Series D Preferred Stock. Such factors as net book value, going concern value, and liquidation value, were not given significant weight because the Company's net tangible book value at December 31, 1996 was $2,166,059 and a substantial portion of that book value is subject to a claim of senior security holders of the Company's subsidiary, Country World.

     The shares of Series D Preferred Stock trade only sporadically as compared to an average daily trading volume of approximately 26,000 shares of Common Stock during the 30 day period ended February 26, 1997. Without the changes contemplated by the Recapitalization, each share of Series D Preferred Stock is convertible into one-fifth of one share of Common Stock (which at the closing bid price of February 26, 1997 equals $0.375). If the holders of the Series D Preferred Stock approve the Recapitalization, each share of Series D Preferred Stock would be converted into one-half of one share of Common Stock (which at the closing bid price on February 27, 1997 has a market value of $0.9375). However, there is no assurance that the current market price will be sustained. In making this analysis, the Board of Directors did not rely on any report, opinion or appraisal of any third party and the Board of Director is not aware of any firm offer made by any person during the 18 month period preceding the date of this Proxy Statement for any merger or consolidation of the Company into or with any such person, the sale or transfer of any substantial part of the assets of the Company, or control securities of the Company, other than the issuance of Series Z Convertible Preferred Stock to certain officers and directors of the Company.


RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     For the reasons set forth above, the Board of Directors recommends that holders of Series D Preferred Stock vote FOR the proposed Recapitalization of the Series D Preferred Stock (Proposal No.1).


REQUIRED SHAREHOLDER VOTE

     Approval of the proposed Recapitalization of the Series D Preferred Stock will require the affirmative vote of a majority of the outstanding shares of the Series D Preferred Stock entitled to vote at this Meeting.

                               ANNUAL REPORT

     All holders of Series D Preferred Stock of record as of March 24, 1997 have been sent, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996. Such report contains certified consolidated financial statements of the Company for the fiscal year ended March 31, 1996.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto:


RESULTS OF OPERATIONS


CERTAIN STATEMENTS INCLUDED HEREIN OR INCORPORATED BY REFERENCE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). THE COMPANY DESIRES TO TAKE ADVANTAGE OF CERTAIN "SAFE HARBOR" PROVISIONS OF THE REFORM ACT AND IS INCLUDING THIS SPECIAL NOTE TO ENABLE THE COMPANY TO DO SO. FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PART INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH WOULD CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THE FUTURE RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD LOOKING STATEMENTS.

GENERAL
     The Company experienced a substantial loss for the year ended March 31, 1996, such loss was attributable primarily to its woodworking business, which was conducted through its wholly owned subsidiary, HollyWood Manufacturing, Inc. ("HollyWood"). The Company explored ways to reduce losses in this business, including divesting itself of its woodworking business while continuing the sales operations. The Company held discussions with potential purchasers of its woodworking business. An offer was presented but, the potential buyer was unable or unwilling to consummate a transaction. Accordingly, the Company was unsuccessful in its attempts to divest itself of its woodworking business and consequently, ceased ongoing operations of the woodworking business to reduce any further losses. The Company dismissed the entire staff and management of its woodworking operation and liquidated its assets. The lease for the facility housing HollyWood expired on December 31, 1995 at which time the Company vacated the premises. The Company used the funds raised through the liquidation of assets and collection of outstanding receivables to satisfy a secured credit facility with Riviera Finance of Chicago, Illinois.

     In April 1996, the company moved its wholly owned subsidiary, Navtech Industries, Inc. ("Navtech"), from Blanding, Utah to Shiprock, New Mexico.
The move allowed Navtech to operate from one facility totaling 54,000 square feet in lieu of three separate facilities totaling 20,000 square feet. This enables the company to operate with greater efficiency and substantial less cost through consolidation of functions, elimination of transportation and reduction in management and supervisory staff. In its new location in Shiprock, New Mexico, Navtech is located on the Navajo Reservation which allows for rebates in employing Native Americans, reduced energy costs and a forgiveness of rent payments on the new facility until such time as the move and refurbishing costs to the building are fully paid. It is estimated that this process will take approximately 10 years. It is anticipated that the new facility will allow Navtech to expand its revenues substantially. Additionally, during the Company's first quarter of 1996 (April - June) the Company changed the management of Navtech with a smaller and more qualified group of professionals to carry out Navtech's plan and meet targeted budgets for the upcoming year. The nine months results for this subsidiary show a significant turnaround to its income statement as compared to a $2 million loss last year.

     The five million dollar financing package for the Company's majority owned subsidiary, Country World Casinos, Inc. ("Country World"), consummated in May 1996, should enable Country World to emerge from Bankruptcy proceedings in the immediate future, therefore eliminating substantial legal, travel and management expense associated with these proceedings. Further, with the simultaneous settlement of all outstanding State litigation (see Part II, Item 1) as a part of the Chapter 11 proceedings, it is anticipated that Country World will recover monetary damages and be able to move forward with its plans to construct the Casino in Blackhawk, Colorado. Additionally, Country World has moved to smaller, less expensive quarters substantially reducing its operating costs and plans to eliminate its office requirements in Denver during this fiscal year. As of December 31, 1996, Country World vacated its Denver office.

     In late October 1995, Country World petitioned the U.S. Bankruptcy Court for the District of Colorado for protection under the rules of Chapter 11 of the Bankruptcy Code in order to stop the foreclosure on the property identified as Millsites 12, 13 and the Smith Mining Claim by Tommyknocker, a subsidiary of New Allied Development Corporation ("New Allied"). In May 1995, Country World filed suit against New Allied in State Court for amongst other things, failure to satisfy a first deed of trust obligation, overcharges in conjunction with an EPA remediation plan and action taken by a New Allied officer and related parties requiring Securities and Exchange Commission sanctions which in turn could jeopardize Country World's ability to obtain a gaming license. In June 1995, New Allied filed a counterclaim to this action.

     The Company, on behalf of Country World, has obtained a financing commitment for 5 million dollars ($5,000,000) which will enable Country World to repay all of its outstanding indebtedness and emerge from Bankruptcy. This financing proposal has been approved by the Bankruptcy Court and the Company has acquired the funds and distribution will be made in accordance with the Court's order. Final settlement hearings were held in late September 1996 and Country World received final rulings from the court. The Court's order finds that Tommyknocker Casino Corporation/New Allied is not entitled to default interest at the rate of 18%, however Country World was ordered to pay 8% per annum on the unpaid balance due Tommyknocker. Furthermore, Country World was not obligated to pay attorneys fees, as each party has been directed by the court to pay their own accordingly.

     The Court further finds that Country World was not in default of its Agreement with Tommyknocker/New Allied with regard to filing a registration statement for its preferred stock and until Tommyknocker/New Allied files such registration statement and Country World fails to pay for its cost, Country World is not in breach of the agreement.

     Lastly, the Court's order upheld Tommyknocker's/New Allied's claim that Country World was not entitled to an offset on the environmental clean up, due to the fact that the work was completed and Country World paid all clean up costs without objection, prior to the Company's acquisition of a majority ownership in Country World.

     Both parties were ordered to confer and agree on a specific dollar amount by November 15, 1996. The parties came to an agreement and approximately $1.3 million was paid to Tommyknocker Casino Corp./New Allied with the Court's approval in December 1996.

     In December 1996, Country World petitioned the Court to pay the unsecured creditors. All of the unsecured creditors have reached an agreement with Country World, however Tommyknocker Casino Corporation/New Allied objected to such payout asking the Court to hold these funds for future payments, possibly due to them or payment due to Kennedy Funding.

     Country World anticipates that it will require an additional approximately $27,350,000 to construct an operational and licensed Casino. At present, a letter of intent for the permanent financing is in place to fund the Casino after construction, however there can be no assurance that the closing of such financing will be obtained.


RESULTS OF OPERATIONS

Nine Months Ended December 31, 1996 Compared to Nine Months Ended
December 31, 1995

     Based on the following results of operations and the substantial losses attributable to HollyWood, the Company decided to cease ongoing operations of this segment of the Company's business. Due to the plan of discontinuance for HollyWood, revenues and net losses have been eliminated from the statement of operations. The following comparison, therefore, does not include the results attributable to HollyWood, but contains the costs of discontinued operations.

     Revenues for the nine months ended December 31, 1996 were $4,259,659 as compared to $3,110,913 for the nine months ended December 31, 1995. The increase in revenues is a result of the ability of the Company to fund increased sales through funds raised earlier this year.

     Cost of sales for the nine months ended December 31, 1996 was $2,665,255 as compared to $3,268,390 for the nine months ended December 31, 1995. This decrease was primarily the result of selling items with a higher gross profit margin.

     Gross profit was $1,594,404 for the nine months ended December 31, 1996, as compared to a $157,477 gross loss for the nine months ended December 31, 1995. This increase of $1,751,881 in gross profit is attributable to increased sales for the period, as well as the improvements and adjustments in cost of sales.

     Total operating expenses for the nine months ended December 31, 1996 were $4,245,921 as compared to $3,842,764 for the comparable period ended December 31, 1995. The majority of these expenses are attributable to one time costs associated with the reorganization of Navtech, closing costs for the $5 million funding associated with the Country World Chapter 11 Proceedings, increased legal and other professional fees, raising of working capital, consulting, stock expenses, as well as promotional fees.

     Discontinued operations showed a income of $486,663 for the nine months ended December 31, 1996 as compared to a loss of $2,275,239 for the nine months ended December 31, 1995. The change was a result of the close down of this aspect of operations during the prior year. In the current period, income was primarily a result of the Company being able to settle past debt of the closed down operations at a substantial discount.

     Operating losses totaled $2,651,518 for the nine months ended December 31, 1996, as compared to an operating loss of $4,000,241 for the same period in 1995 for the reasons described above.

     Interest expense for the nine months ended December 31, 1996 was $387,256 as compared to $297,638 for the nine months ended December 31, 1995. This cost is primarily attributable to the Navtech revolving line of credit with a local lending institution in Farmington, New Mexico and notes payable for the Company's financing of Country World.


Three Months Ended December 31, 1996 Compared to Three Months Ended December 31, 1995

     Revenues for the three months ended December 31, 1996 were $1,221,426 as compared to $721,039 for the three months ended December 31, 1995. The increase in revenues is a result of the Company to fund increased sales through funds raised earlier this year and a better selection of product sales.

     Cost of sales for the three months ended December 31, 1996 was $664,686 as compared to $651,876 for the three months ended December 31, 1995. There was a decrease in the percentage to sales, primarily the result of selling items with a higher gross profit margin.

     Gross profit was $556,740 for the three months ended December 31, 1996, as compared to a $69,161 gross profit for the three months ended December 30, 1995. This increase in gross profit is attributable to increased gross profit percentage for the period due to a better selection of product sales.

     Total operating expenses for the three months ended December 31, 1996 was $1,473,313, as compared to $2,246,103 for the three months ended December 31, 1995. This decrease of $772,103 is attributable to the high costs incurred last year related to the operations of Navtech, the acquisition and development of Country World, resulting in high legal and other administrative costs.

     Operating losses totaled $917,572 for the three months ended December 31, 1996 as compared to an operating loss of $2,176,942 for the period ended December 31, 1995, a decrease of $1,259,370.

     Interest expense for the three months ended December 31, 1996 was $165,472 as compared to $146,988 for the comparable period in 1995.

     Discontinued operations showed a income of $158,999 for the three months ended December 31, 1996 as compared to a loss of $79,161 for the three months ended December 31, 1995. The change was a result of the close down of this aspect of operations during the prior year. In the current period, income was primarily a result of the Company being able to settle past debt of the closed down operations at a substantial discount.

LIQUIDITY AND CAPITAL RESOURCES

     To the extent the Company has ceased operations of its woodworking business, its cash requirements have diminished accordingly, and an extended line of credit has been secured to fund Navtech's operations with The First National Bank of Farmington in Farmington, New Mexico. The terms of this facility are for a receivable and inventory line of credit in an amount not to exceed $1,500,000 with a monthly floating interest rate of 1.5% over prime.
As of December 31, 1996, Navtech was indebted to the bank in the amount of approximately $1.2 million. This loan becomes due on March 15, 1997. Additionally, during this quarter, the Company raised $825,000 through a private equity placement of the Company's Series E Preferred Stock.

     In January 1995, the Company borrowed, on an unsecured basis, an aggregate of $1,000,000 from three individuals and entities at 15% annual interest. In lieu of such interest, the Company issued to such note holders an aggregate of 150,000 shares of Common Stock. The principal amount of such notes was due and payable on January 13, 1996, and in March 1996, the Company entered into an extension agreement with the three individuals whereas the Company made a partial payment of $500,000 and Mr. Larry Berman, the Company's Chairman, transferred 370,000 shares of the Company's Common Stock owned by him in exchange for an extension until August 9, 1996 at which time a balance payment of $400,000 to be due. The parties further agreed to extend the August 9th deadline until such time as Country World emerges from the Chapter 11 Proceedings. The Company utilized the $1,000,000 to make a loan to Country World, which indebtedness was canceled in exchange for the issuance of 5,000,000 shares of Country World common stock to the Company. The Company plans to invest up to an additional $35 million to develop and construct the casino and hotel complex in Black Hawk, Colorado. At present, a letter of intent for the permanent financing is in place to fund the Casino after construction, however, there can be no assurance that the closing of such financing will be obtained.

     The Company consummated a Private Placement of 767,000 shares of its Series E Convertible Preferred Stock in March of 1996, resulting in gross and net proceeds of $7,670,000 and $6,628,000, respectively. The proceeds of this offering were utilized for repayment of debt, settlement of litigation fees associated with securing financing for Country World Casinos, Inc. and working capital for the Company and Navtech. Each share of Series E Preferred Stock is convertible into shares of the Company's Common Stock at the rate determined by dividing $10.00 by the lesser of 75% of the closing bid price as reported by NASDAQ, of the Company's Common Stock on the date of the closing of the subscription or 65% of the average closing bid price for the five (5) trading days immediately preceding the date of conversion. In August through December 1996, the Company consummated a second placement of an aggregate 197,500 shares of its Series E Convertible Preferred Stock under the same terms described above.

     In February 1996, the Company hired Martin Janis & Company to act as agent for the Company in providing additional public relations services for a three month period. The Company issued 35,000 shares of its Common Stock for such services and in May 1996, paid an additional fee of approximately $24,000 for such three month period. Additionally, the Company will retain limited services from Martin Janis & Company for the next nine months at a fee of $3,000 per month.

     In April 1996, the State of New Jersey approved the issuance of 555,000 shares of Series Z Preferred Stock in accordance with the Company's Certificate of designation. In September 1996, such authorization was increased to 1,050,000 shares and issued in exchange for debt.

     In June 1996, the Company issued an aggregate of 1,300,000 shares of its Common Stock to Messrs. Irwin Schneider, Eugene Lombardo and Scott Schneider in return for certain services performed by these individuals on behalf of the Company.

     In September 1996, the Company issued 573,333 shares of Common Stock to N & A Promotions in return for certain services performed for the Company.

     In September 1996, a debt of $30,000 owed to Sunrise, Inc. was converted into 30,000 shares of Series C Preferred Stock and pursuant to the terms thereof, into 120,000 shares of Common Stock.

     In October 1996, the Company issued 450,000 shares of Common Stock to Sparta Capital Ltd. for the exercise of its warrants.

     Unless and until the Company improves its financial results sufficiently and maintains such improved results, the Company may have to borrow or raise additional capital to fund any cash shortage, if the need should arise.

                              OTHER BUSINESS

     There is no matter other than those described above, so far as is known to the management of the Company, at the date of this proxy statement, to be acted on at the meeting. It is intended, however, if other matters come up for action at said meeting or any adjournments thereof, that the persons named in the enclosed form of proxy shall, in accordance with the terms of the proxy, have authority in their discretion to vote shares represented by proxies received by them, in regard to such other matters, as seems to said persons in the best interests of the Company and its stockholders.


                           COST OF SOLICITATION

     The Company will bear the cost of the solicitation of proxies from its stockholders. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Company, and the Company will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

     The following is a statement of estimated expenses to be incurred by the Company in connection with the Proposal contained within this Proxy Statement:

     Filing Fee                                             $   73.12
     Legal Expense                                          15,000.00
     Accounting Expense                                      5,000.00
     Reimbursement of Mailing Expenses                      10,000.00
     Printing Expense                                        3,000.00
     Miscellaneous                                           2,000.00
                                                        -------------
     Total Estimated Expenses                              $30,073.12



                                             By Order of the Company,



                                             Larry S. Berman
                                             Chairman, CEO & Secretary

Dated:     Bala Cynwyd, Pennsylvania
           April 7, 1997

Exhibits

A - Proposed Certificate of Amendment

HOLLY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1996 (UNAUDITED)



Assets:
Current Assets:
   Cash and Cash Equivalents                                    $   579,963
   Accounts Receivable Trade - [Net of Allowance for Doubtful
    Accounts of $178,695]                                         2,030,173
   Inventory                                                        572,694
   Prepaid Expenses                                                 330,480

   Total Current Assets                                           3,513,310

Property and Equipment - [Net of Accumulated
 Depreciation and Amortization of $273,906]                      11,455,405

Deposits                                                             51,582

Intangible Assets - Net                                             533,328

Other Assets                                                         62,786
Deferred Financing Costs                                            312,500

   Total Assets                                                 $15,928,911



See Notes to Consolidated Financial Statements

HOLLY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1996 (UNAUDITED)


Liabilities and Stockholders' Equity:
Current Liabilities:
     Notes Payable - Related Party                               $  925,000
     Demand Notes Payable - Bank                                  1,242,823
     Notes Payable - Others                                       5,400,000
     Accounts Payable                                             1,428,098
     Accrued Expenses                                               611,233
     Payroll Taxes Payable                                            6,743
     Current Portion of Long-Term Debt                              139,557
     Current Portion of Capital Lease Obligations                    61,237

     Total Current Liabilities                                    9,814,691

Long-Term Debt                                                      524,360

Long-Term Portion of Capital Lease Obligations                      523,537

Minority Interest                                                 2,012,360

Commitments and Contingencies                                            --

Stockholders' Equity:
    Preferred Stock - Authorized 2,000,000 Shares:

       Series D: Convertible $10.00 Par Value, $1.00 Per
         Share Per Annum Cumulative Dividends, 389,975 Shares
         Issued and Outstanding                                   3,899,750

       Series E: Convertible $10.00 Par Value, 30,000 Shares
         Issued and Outstanding                                     300,000

       Series Z: Convertible $0.25 Par Value, 1,013,628 Shares
         Issued and Outstanding                                     253,407

       Additional Paid-in Capital [Preferred]                    (1,163,601)

       Common Stock - No Par Value, Authorized 150,000,000
         Shares, 4,937,488 Shares Issued and Outstanding         17,777,799

    Additional Paid-in Capital [Common]                             (83,947)

    Accumulated [Deficit]                                       (17,929,445)

        Total Stockholders' Equity                                3,053,963

        Total Liabilities and Stockholders' Equity             $ 15,928,911

See Notes to Consolidated Financial Statements

HOLLY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                 Three months ended               Nine months ended
                                                     December 31,                    December 31,
                                                 1996           1995             1996          1995

Net Sales                                   $ 1,221,426    $   721,039      $ 4,259,659    $ 3,110,913

Cost of Sales                                   664,686        651,878        2,665,255      3,268,390

     Gross Profit [Loss]                        556,740         69,161        1,594,404       (157,477)

Operating Expenses:
     General, Selling and Administrative      1,474,312      2,246,103        4,245,921      3,842,764

     Operating [Loss]                          (917,572)    (2,176,942)      (2,651,517)    (4,000,241)

Other [Expense]:
     Other Income                                11,163        (41,729)          54,601         11,137
     Interest Expense                          (165,472)      (146,988)        (387,256)      (297,638)

     Other [Expense] - Net                     (154,309)      (188,717)        (332,655)      (286,501)

Minority Interest Share in Loss of Subsidiary    96,090         31,764          202,161        102,699

[Loss] Income from Continuing Operations       (975,791)    (2,333,895)      (2,782,011)    (4,184,043)

Discontinued Operations:
     Income [Loss] from Operations of
          Woodworking Business                  158,999       (79,161)          486,663     (2,275,239)

Estimated [Loss] on disposal of
     Woodworking Business                            --    (1,201,633)               --     (2,043,056)

     Net [Loss]                                (816,792)   (3,614,689)       (2,295,348)    (8,502,338)

     Preferred Stock Dividends                        0       201,250                 0        301,875

Net [Loss] Available to Common Stockholders  $ (816,792)  $(3,815,939)      $(2,295,348)   $(8,804,213)


Loss Per Common Share:
     [Loss] from Continuing Operations       $    (0.22)  $    (3.36)       $     (0.89)   $     (7.06)
     Income [Loss] from Discontinued
          Operations                         $     0.04   $    (0.11)       $      0.15    $     (3.84)
     Estimated Loss on Disposal of
          Woodworking Business               $       --   $    (1.73)       $        --    $     (3.45)

     Net [Loss] Per Common Share             $    (0.18)  $    (5.49)       $     (0.74)   $    (14.86)


Weighted Average Number of
     Common Shares Outstanding                4,492,823      695,524          3,115,978        592,672

See Notes to Consolidated Financial Statements

HOLLY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                     Nine months ended
                                                        December 31,
                                                  1996               1995
Operating Activities:
     [Loss] From Continuing Operations       $ (2,782,011)      $ (4,184,043)
          Adjustments to Reconcile Net [Loss]
           to Net Cash [Used for] Operating
           Activities:
          Depreciation and Amortization            88,367            140,318
          Amortization of Deferred Financing
           Activities                             320,433            112,500
          Minority Interest                       202,161                 --

     Changes in Assets and Liabilities:
          [Increase] Decrease in:
               Accounts Receivable              1,651,723           (277,607)
               Inventory                         (342,818)          (420,722)
          Other Current Assets                     (4,534)            21,685
               Due from Stockholders & Related
                Parties                                --             25,000
               Note Receivable                         --          1,050,000
               Deposits                          (194,880)                --
               Prepaid Expenses                  (116,500)                --
               Other Assets                      (546,726)                --
          Increase [Decrease] in:
               Accounts Payable and Accrued
                Expenses                         (897,390)         1,888,508
               Payroll Taxes Payable              (75,080)            71,249
               Other Current Liabilities          (14,182)                --

          Total Adjustments                        70,574          2,610,931

   Net Cash - Continuing Operations - Forward  (2,711,437)        (1,573,112)

Discontinued Operations:
     Net [Loss] From Discontinued Operations      486,663         (2,275,239)
     Adjustments to Reconcile Net [Loss] to
      Net Cash Operations:
          Depreciation and Amortization                --             59,540
          Bad Debts                                    --                 --
          Changes in Net Assets, Liabilities
           and Losses                            (575,007)         2,228,959
          Estimated Loss in Disposal of
           Woodworking Business                        --         (2,043,056)
  Net Cash - Discontinued Operations - Forward    (88,344)        (2,029,796)

Investing Activities - Continuing Operations:
     Acquisition of Assets                     (1,889,148)           (90,508)
     Purchase of Navtech - Net of Cash                 --                 --

Net Cash - Investing Activities - Continuing
 Operations - Forward                         $(1,889,148)        $  (90,508)

See Notes to Consolidated Financial Statements

HOLLY HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS [UNAUDITED]


                                                    Nine months ended
                                                        December 31,
                                                  1996               1995

     Net Cash - Continuing Operations -
      Forwarded                             $  (2,711,437)     $  (1,573,112)

     Net Cash - Discontinued Operations -
      Forwarded                                   (88,344)        (2,029,796)

     Net Cash - Investing Activities -
      Continuing Operations - Forwarded        (1,889,148)           (90,508)

Financing Activities - Continuing Operations:
     Proceeds from Notes Payable-Other          5,223,714            500,000
     Payment of Notes Payable - Other            (150,000)
--
     Proceeds from Demand Notes Payable -
      Stockholders and Related Parties                 --            322,000
     Payment of Demand Notes Payable -
      Stockholders and Related Parties         (2,971,504)          (262,427)
     Proceeds of Demand Note Payable - Banks      384,470          1,164,792
     Proceeds from Issuance of Preferred Stock  1,679,000          2,400,000
     Proceeds from Sale of Warrants               168,750                 --
     Dividends Paid                                    --           (100,625)

     Net Cash - Financing Activities -
      Continuing Operations                     4,334,430          4,023,740

Financing Activities - Discontinued Operations:
     Payment of Demand Note Payable                    --           (334,287)
     Proceeds from Demand Note Payable                 --                 --

     Net Cash - Financing Activities -
      Discontinued Operations                          --           (334,287)

     Net Increase (Decrease) in Cash and Cash
      Equivalents                                (354,499)            (3,963)
Cash and Cash Equivalents - Beginning of
      Periods                                  $  934,462            189,180

     Cash and Cash Equivalents - End of
      Periods                                  $  579,963         $  185,217

Supplemental Disclosures of Cash Flow Information:
     Cash paid during the periods for:
          Interest                             $  178,272         $  334,931
          Income Taxes                         $       --         $
--

Supplemental Schedule of Non-Cash Investing and Financing Activities:
     See notes to consolidated financial statements for details of certain non-cash investing and financing activities.

See Notes to Consolidated Financial Statements.

HOLLY HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED]


[1]  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies of Holly Holdings, Inc. are set forth in the Company's Form 10-KSB for the period ended March 31, 1996, as filed with the Securities and Exchange Commission.


[2]  BUSINESS OF REPORTING

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, such statements include all adjustments [consisting of normal recurring items] which are considered necessary for a fair presentation. Operating results for the three and nine months ended December 31, 1996 and 1995 are not necessarily indicative of the results that may be expected for the year ended March 31, 1997. It is suggested that these financial statements be read in conjunction with the financial statements and notes for the period ended March 31, 1996, included in the Holly Holdings, Inc. Form 10-KSB.

[3]  INVENTORY

At December 31, 1996 inventory consisted of the following:

          Work-in-Process          $ 110,000
          Raw Materials              800,694
          Total                      910,694
          Less Reserve              (338,000)

          Total                    $ 572,694

Inventory is stated at the lower of cost [first-in, first-out method] or market.

[4]  EARINGS PER SHARE

Earnings per share are based on 4,492,823 and 695,524 shares outstanding for the three months ended December 31, 1996 and 1995, respectively, and 3,115,978 and 592,672 for the nine months ended December 31, 1996 and 1995, respectively. Such amounts of shares represent the weighted average number of shares outstanding for the periods. Shares in escrow and the effect of outstanding warrants were not included in the calculations, as their effect would be anti-dilutive. Effective December 26, 1996, the shareholders of the Company approved an amendment to reflect a one-for-ten reverse split of the Company's Common Stock.


[5]  EQUITY TRANSACTIONS

During the quarter, 167,500 shares of Series E Preferred Stock were converted pursuant to the terms thereof into 7,960,097 shares of Company common stock. In October, November and December 1996, the Company issued 82,500 shares of Series E Preferred Stock resulting in gross proceeds of $825,000. In October 1996, the Company issued 450,000 shares of its Common Stock to Sparta Capital Ltd. for the exercise of 450,000 warrants.

                         CERTIFICATE OF AMENDMENT
                                 TO THE
                       CERTIFICATE OF INCORPORATION
                                   OF
                           HOLLY HOLDINGS, INC.



TO:  The Secretary of State
         State of New Jersey

     Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Certificate of
Incorporation:

                                     I

     The name of the Corporation is:  Holly Holdings, Inc. ("the Corporation")

                                     II

The following amendments to the Certificate of Incorporation were approved by the directors of the Corporation and thereafter duly adopted by the holders of the Series D Preferred Stock of the Corporation, pursuant to votes cast by stockholders representing an aggregate of __________ shares of Series D Preferred Stock, at a Special Meeting of the Corporation's Series D Preferred Stockholders on the 30th day of April, 1997.

2.1 (a) RESOLVED, that Article FOURTH of the Certificate of Incorporation be amended by adding the following to the end thereof:

"Each two shares of Series D Preferred Stock issued and outstanding as of May ___, 1997 shall be changed and re-classified into one fully paid and non-assessable share of Common Stock. To reflect this change and re-classification, each certificate representing two shares of Series D Preferred Stock shall represent one share of New Common Stock. Any reference to, or provision for, Series D Preferred Stock is hereby deleted, and the Series D Preferred Stock is deemed eliminated."

        (b) The number of shares of Series D Preferred Stock entitled to vote at the time of the adoption of this amendment was 389,975.

        (c) The number of shares of Series D Preferred Stock voting for and against such amendment is as follows:

          Number of Shares Voting               Number of Shares Voting
              For Amendment                        Against Amendment


        (d)  This Amendment is to be effective on the date hereof.

     IN WITNESS WHEREOF, Holly Holdings, Inc. has caused this certificate to be signed by it's Chief Executive Officer and attested by its Secretary this ______ day of May 1997.

                                             Holly Holdings, Inc.



                                             By:___________________________
Attest:                                         William H. Patrowicz,
                                                President



By: __________________________________
    Larry S. Berman, Chief Executive Officer
    and Secretary